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                                                                     EXHIBIT 3.2

                      ARTICLES OF AMENDMENT TO THE CHARTER

                                       OF

                         AMERICAN RETIREMENT CORPORATION

         Pursuant to the provisions of Section 48-16-102 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1.       The name of the corporation is American Retirement Corporation.

2.       The text of each amendment adopted is:

         The following shall be inserted at the end of Article 8(b):

                  Pursuant to the authority vested in the Board of Directors in accordance with the provisions of this Article 8 of the Charter, the Board of Directors does hereby create, authorize and provide for the issuance of the Series A Junior Preferred Stock out of the class of 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"), having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

                  Section 1. Designation and Amount. The shares of such series shall be designated as Series A Junior Preferred Stock ("Series A Preferred Stock") and the number of shares constituting such series shall be 2,000,000. Such number of shares may be adjusted by appropriate action of the Board of Directors.

                  Section 2. Dividends and Distributions. Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of Preferred Stock of the corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of one one-hundredth (1/100) of a share (a "Unit") of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends at the same rate as dividends are paid with respect to the Common Stock. In the event that the corporation shall at any time after December 7, 1998 (the "Rights Dividend Declaration Date") (i) declare or pay any dividend on outstanding shares of Common Stock payable in shares of Common Stock, or (ii) subdivide outstanding shares of Common Stock or
         (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.



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                  Section 3. Voting Rights. The holders of Units of Series A
         Preferred Stock shall have the following voting rights.

                  (A) Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or
         (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein or by law, the holders of Units of Series A Preferred stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

                  (C) Except as set forth herein or required by law, holders of Units of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for the taking of any corporate action.

                  Section 4. Reacquired Shares. Any Units of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of Units of Series A Preferred Stock shall be entitled to share in any assets remaining ratably with the holders of the Common Stock. In the event the corporation shall at any time after the Rights Dividend Declaration Date (i) increase by way of stock split or similar transaction the number of outstanding shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of





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         shares, then in each such case the aggregate amount to which holders of
         Units of Series A Preferred Stock were entitled prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 6. Share Exchange, Merger, Etc. In case the corporation shall enter into any share exchange, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the corporation shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, or (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 7. Redemption. The Units of Series A Preferred Stock shall not be redeemable at the option of the corporation or any holder thereof. Notwithstanding the foregoing sentence of this Section, the corporation may acquire Units of Series A Preferred Stock in any other manner permitted by law and the Charter or Bylaws of the corporation.

                  Section 8. Ranking. The Units of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.




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                  Section 9. Amendment. The Charter, including without
         limitation the provisions hereof, shall not hereafter be amended, either directly or indirectly, or through merger or share exchange with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders thereof adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

                  Section 10. Fractional Shares. The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

3. The amendment was duly adopted on November 18, 1998 by the board of directors at a duly called meeting of the board of directors.

         Date: November 19, 1998

                                         AMERICAN RETIREMENT CORPORATION

                                                /s/ H. Todd Kaestner
                                         ---------------------------------------
                                         By:    H. Todd Kaestner
                                             -----------------------------------
                                         Title: EVP - Corporate Development
                                                --------------------------------




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